KEY EXECUTIVE EMPLOYMENT AGREEMENT

THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made this 1st day of July, 2008 (the "Effective Date"), by and between CYBERDEFENDER CORPORATION, a California Corporation (the "Company"), and Igor Barash, (the "Executive").

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Company.

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

Terms & Conditions

1. **Employment.** Company hereby hires Executive as its Chief Product Officer.

2. **Duties. Policies.** Executive agrees to serve as the Chief Product Officer as defined in Exhibit "A," attached and incorporated herein by reference, subject to the terms set forth in this Agreement. Executive hereby accepts such employment on the terms and conditions described herein. Executive shall obtain the prior written approval of the Company's Board of Directors (which approval shall not be unreasonably withheld), before Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with her duties and obligations under this Agreement.

3. **Standard of Performance.** Executive shall at all times faithfully and industriously and to the best of Executive's ability, experience, and talents perform all of the duties that may be required of Executive and as may be assigned to Executive from time to time by the Board of Directors of the Company consistent with the terms of this Agreement. Executive shall work on a full-time basis for Company. Executive at no time shall provide services to competing businesses.

4. **Term.** The term of Executive's employment, pursuant to this Agreement, will commence on the 1st day of July, 2008 (the "Commencement Date") and continue until the 31st day of December, 2010 (the "End Date"), or upon termination of this Agreement described in Section 7 below, whichever shall occur first (the "Term"). This provision is for reference and convenience of the parties to this Agreement and in no way diminishes the at-will nature of this Agreement. All previous employment agreements shall be null and void and this agreement shall serve as the final employment agreement.

5. **Compensation.** In consideration of all services rendered during the term of this Agreement, Company shall pay Executive the amounts described in Exhibit "A", which is attached and incorporated fully by reference herein. Executive will receive no additional compensation for serving the Company in any other capacity, unless by prior written approval of the Board of Directors.

a. **Benefits and Expenses.** Subject to Section 7 and upon satisfaction of applicable eligibility requirements, Executive shall be entitled to participate in all fringe benefits which Company may from time to time make generally available to other Executives of the Company with comparable responsibilities, subject to the provisions of those programs, including but not limited to incentives, bonuses, family health, family dental, at home and mobile Internet access, cell phone, disability, , and other plans and programs (collectively "Benefits") as may be offered by Company from time to time.

b. **Stock Option Entitlement.** Executive shall be entitled to stock options in Company as described in Exhibit "A." Said entitlement is based upon Executive's continued employment, subject to the provisions of Sections 7 and 8 below, during the initial term of this Agreement. All stock options granted to Executive pursuant to this Agreement shall be governed by the terms and conditions of the Company's stock option plan and stock option agreement as approved by the Company's Board of Directors.

c. **Incentive Bonus Compensation.** Executive shall be entitled to bonus compensation as described in Exhibit "A" based upon achievement of milestones as noted.

d. **Vacation.** Executive shall be entitled to vacation time, as defined in Exhibit "A" attached hereto and incorporated by reference herein, during each year of the term of the Agreement. Executive shall take vacations in accordance with the Company's policies as they may change from time to time.

6. **Deductions.** Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future federal, state, or local law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction or withholding.

7. **Termination.** This Agreement and Executive's employment by Company may be terminated by either party prior to the end of the initial term (or any renewal period) upon thirty days' prior written notice to the other party, with termination date effective upon the lapse of thirty days from the receipt of notice of intent to terminate (the "Effective Termination Date"). Executive's employment may be terminated i) upon any change of control as described in Subsection (a) below; ii) Executive's death or disability as described in Subsection (b) below; iii) for any

reason other than for cause or non-performance at any time; or iv) for cause, as defined in Subsection (c) below.

a. **Change of Control.** The term "Change of Control" shall mean any sale, merger or hostile takeover of Company which has the effect of causing involuntary or constructive termination of the Executive within one year after the event described above, however Change of Control shall not include the Company's ongoing fundraising efforts and potential changes in the capitalization structure. Equity grants shall completely vest upon the completion of Change of Control described in this section.

b. **Disability.** Company may terminate Executive's employment if Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of the position, even with reasonable accommodation, for six months in any 12-month period. If Executive's employment is terminated under this section 7(b), Executive shall receive payment for all accrued salary, earned and pro rata bonus compensation, vacation time, and benefits under Company benefit plans through the Termination Date, which for purposes of this section shall be a date specified by the Board. After the Termination Date, Company shall not pay to Executive any other compensation or payment of any kind, or severance, or payment in lieu of notice. All benefits provided by Company to Executive under this Agreement or otherwise shall cease on the Termination Date.

c. **Cause.** The term "cause" in the event of termination of the Executive employment means: i) the commission of any act of fraud, embezzlement or dishonesty by the Executive that is materially and demonstrably injurious to the Company; ii) any act or omission by Executive which constitutes a material default or breach of the terms in this Agreement, including, but not limited to Sections 9 and 11; or iii) any other intentional misconduct by the Executive that has a material adverse affect on the business or affairs of the Company or its affiliates. In the event the Company desires to terminate Executive for "cause" as defined herein, Company shall give Executive written notice of the circumstances constituting the termination for "cause" per Section 13, below. After receipt of such notice, Executive shall have ten (10) days to cure the circumstances constituting "cause" to the satisfaction of the Company's Board of Directors. The determination as to whether or not such circumstances have been sufficiently cured by Executive shall be determined by a majority of the Board of Directors, in their sole and absolute discretion.

8. **Consequences of Termination.** In the event of termination as described in Section 7, Company shall be obligated to make payments and provide benefits accrued to the Executive within three (3) business days of the Effective Termination Date.

a. **Termination by Employer.**

i. **For Cause.** Upon effective termination for cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options (provided that Executive shall have completed no less than one (1) year of employment) and vested benefits. No severance or Post Termination Benefits will be paid.

ii. **Without Cause.** Where Company terminates Executive at its sole discretion but without cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options , provided that Executive shall have completed no less than one (1) year of employment. , . No severance or Post Termination Benefits will be paid.

iii.

b. **Termination by Executive.**

i. **Voluntary.** Where Executive voluntarily terminates Executive's employment with Company, for any reason other than retirement, death or disability (as defined in Section 7(b)), Executive is entitled to accrued unpaid salary, earned and pro rata bonus compensation, vested stock options (provided that Executive shall have completed no less than one (1) year of employment), and any benefits required by law. Any Post Termination Benefits are not available and not payable to Executive should Executive terminate employment by reason hereof.

ii. **Involuntary.** Where Executive's employment is terminated due to retirement, death or disability, then the Executive or the Executive's representative (including anyone representing Executive's interests subsequent to the above-mentioned events) is entitled to any accrued unpaid salary, earned and pro rata bonus compensation, vested stock and stock options (provided that Executive shall have completed no less than one (1) year of employment)..

9. **Technology and Confidential Information.** Executive is retained by the Company in a capacity in which he may generate intellectual property of value to the Company, and under conditions in which she shall have access to Confidential Information which is unique and valuable to the Company and not generally known. Accordingly, Executive agrees that:

a. **Definitions.**

(1) The term "Intellectual Property" as used in this Agreement includes, for example: concepts; discoveries; developments and technical contributions; manufacturing, engineering and programming techniques; designs; computer software and

programs; data and technical information (irrespective of whether in human or machine readable form), inventions (whether or not patentable), works of authorship, mask works; and trademarks and goodwill;

(2) The term "Affiliated Companies" used in this Agreement means any business entity: (i) which is owned in whole or in part by the Company; (ii) which is owned by a business entity which is owned in whole or in part by the Company; (iii) which owns a controlling interest in the Company; or (iv) in which a controlling interest is owned by a business entity which in turn owns the Company;

(3) The terms "Intellectual Property Relevant to the Company" and "Relevant Intellectual Property" as used in this Agreement means all Intellectual Property that Executive may, during the Term and within Executive's scope of employment, solely or jointly with others author, conceive, develop or reduce to practice, or cause to be authored, conceived, developed or reduced to practice.

(4) The term "Confidential Information" as used in this Agreement means any and all Intellectual Property and technical and business information disclosed to Executive by the Company which:

(a) concerns or relates to any aspect of the business of the Company or any Affiliated Company,

(b) is owned or used by the Company or any Affiliated Company, or

(c) is, for any reason, otherwise treated as confidential by the Company or an Affiliated Company;

except such items which Executive can show by clear and convincing evidence were:

(d) publicly and openly known (i.e., in the public domain) prior to the date of this Agreement, or

(e) subsequent to the data this Agreement, became publicly and openly known through no fault of Executive.

b. **Development and Disclosure of Intellectual Property to Company.** During the Term, Executive will assist the Company in all reasonably possible ways within Executive's duties and expertise, in the discovery, perfection and development of Relevant Intellectual Property and will, at all times, promptly and fully disclose all such Relevant Intellectual

Property to the Company, recognizing that any Intellectual Property Relevant to the Company shall be the exclusive property of the Company or its nominee, whether or not reduced to practice, published, or patented, copyrighted or licensed to others.

c. **Assignment.** Except as provided in Section 9(h) below, Executive hereby assigns (and will assign without further consideration, except as may be provided by statute) to the Company or its nominee all rights to all Relevant Intellectual Property (whether or not patentable, copyrightable, or susceptible to any other form of protection) in the United States and all foreign countries. With respect to Relevant Intellectual Property, this assignment includes, among other things:

(1) The full and exclusive right, title and interest to such Intellectual Property, in the United States and all other countries;

(2) The right of priority and all other rights under any and all international agreements to which the United States of America adheres;

(3) The right to file and prosecute applications in any and all countries for patents, copyright registrations, design registrations, mask work protection and/or other protection; and

(4) All applications for patents, copyright registrations, design registrations, mask work protection and/or other protection, and all patents, registrations and the like which result in such applications.

d. **Work for Hire.** Any copyrightable works comprising Relevant Intellectual Property will be Works for Hire under the copyright laws of the United States with respect to all of the rights comprised in such works, including any separate contributions to collective works.

e. **No Inconsistent Acts; Assistance to the Company.** Executive shall not, at any time during the Term or thereafter, knowingly take, or knowingly cause, any action or omission which would be inconsistent with or tend to impair the rights of the Company or any Affiliated Company in Relevant Intellectual Property or in Confidential Information, and Executive will, subject to reasonable hourly compensation, assist the Company in every proper and legal way to obtain, maintain and protect its rights in Relevant Intellectual Property, and its rights in Confidential Information to which Executive had access during the Term.

f. **No Unauthorized Disclosure or Use of Confidential Information.** Executive acknowledges that any unauthorized disclosure or use of Confidential Information to which she shall have access by virtue of her

position in the Company may cause the Company irreparable injury or loss. Accordingly, Executive shall not, at any time during the Consulting Term or for a period of one (1) year thereafter, use any Confidential Information in any manner not expressly authorized by the Company and, unless Executive has prior written authorization from the Company, shall not disclose to others any Confidential Information or use any Confidential Information other than as required in the performance of Executive's duties under this Agreement.

g. **Return of Confidential Information And Company Materials.** Upon termination of this Agreement, Executive will return to the Company all Confidential Information, and any other documents relating to the business of the Company or any Affiliated Company, and all Company documents, equipment and supplies that may be in Executive's possession. Executive will return to Company all copies of Company documents, drawings, software and programs, including all recordings on magnetic, optical or other media, and all listings, and shall not take or retain any copies thereof.

h. **Exception to Assignments.** It is agreed and acknowledged that the provisions of this Agreement requiring assignment by Executive of Intellectual Property to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit "B").

10. **Injunctive Relief.** The parties agree that damages would be an inadequate remedy for Company in the event of a breach or threatened breach of Section 9(f) of this Agreement by Executive, and in the event of any such breach or threatened breach, Company may, either with or without pursuing any potential damage remedies, seek to obtain and enforce an injunction prohibiting Executive from violating Section 9(f) of this Agreement and requiring Executive to comply with its terms.

11. **Representations.** Executive hereby represents and warrants to Company that she: (a) is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive's performance of her obligations under this Agreement; (b) that she has been advised that she may seek the advice and representation of independent counsel prior to entering into this Agreement; and (c) fully understands its terms and provisions. Company hereby represents and warrants that the execution and delivery of this Agreement has been duly authorized by the Company and that the Company has taken all necessary corporate action for such execution and delivery.

12. **Attorneys' Fees.** If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the

prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

13. **Notices.** Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing first class mail to the recipient at the address indicated below:

CYBERDEFENDER CORPORATION 617 West 7th Street Suite 401 Los Angeles, CA 90017	EXECUTIVE 11821 Balboa Blvd Granada Hills, CA 91344

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

14. **Severability.** If any term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions, and parts of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. On such determination that any term, provision, or part of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties' original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

15. **Entire Agreement.** This document (and the agreements, plans and exhibits referred to herein) constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of the Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive's employment by Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

16. **Counterparts.** This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

17. **Successors and Assigns.** This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company, and their respective

successors and assigns, except that Executive may not assign any of her rights or duties under this Agreement without Company's prior written consent.

18. **Amendments.** No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Except for Executive's estate or legal representative and affiliates of Company, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.

19. **Choice of Law.** Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

20. **Proposed Projects**, timelines subject to development resources available. Each project deliverable must be accompanied by a detailed MRD, development and resource requirement timeline, target goals defined and management approval.

Website

- Shopping Cart – Evaluate cart process / pages to streamline checkout and increase conversion
  - Proposed start date: Sept 15th 2008
  - Proposed end date: Oct 15st 2008
  - Projected impact: 5% increase to current conversion rate.
- MID
  - Create contextual overlay methodology for "Quick Links" to either search key term or link to product name / site using our search account.
    - Proposed start date: Oct 1st 2008
    - Proposed end date: Dec 1st 2008
    - Projected impact: 20% increase in search revenue
- CDFree 2.0
  - Improve functionality
  - Link monitoring service to make sure MID is enabled and used
  - Create appropriate NAG process and messaging to upgrade users to V3.0 and 3rd party offers
    - Proposed start date: Nov 1st 2008
    - Proposed end date: Jan 1st 2009
    - Projected impact: 20% increase in use rate of toolbar from new CDFree installs.
- SafeShredder
  - Manage process to complete SafeShredder for phase1 launch (new logo's and correct product links)
    - Proposed start date: Sept 1st 2008
    - Proposed end date: Oct 15th 2008

- Projected impact: \$5 increase in average revenue per user (Subject to marketing teams sales efforts)

- Manage process to complete SafeShredder for phase 2 launch (Vista Complience)
  - Proposed start date: Oct 15th 2008
  - Proposed end date: Nov 30th 2008
  - Projected impact: Additional \$2 increase in average revenue per user (Subject to marketing teams sales efforts)

- EDC 3.0
  - Create PRD for new EDC Version 3.0
  - Simplify UI to streamline product adoption
  - Incorporate auto activation methodology to reduce support requests
  - Add New features such as 3rd party Firewall and data from different vendors or licensed scan engine.
    - Proposed start date: Sep 15th 2008
  - Proposed end date: Mar 15th

  - Projected impact: 10% increase in current conversion rate

Any projects not listed here – will need to be approved by management and CEO before commencement. Igor will provide a detailed document outlining the project objective, deliverables, projected impact and timelines. This document must be signed off my CEO before becoming effective. Projects, priorities and timelines may be changed at any time with management approval based on companies needs.

IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective on the date first stated in this Agreement.

ACKNOWLEDGED AND ACCEPTED:

EXECUTIVE

Igor Barash
Chief Product Officer

ACCEPTED AND AGREED:

CYBERDEFENDER CORPORATION

Gary Guseinov
Chief Executive Officer

EXHIBIT A

1. Job Description – Product management and full life cycle of all CyberDefender products and services including but not limited to: CyberDefender Early Detection Center (and all product derivatives), CyberDefenderCOMPLETE and ULTIMATE, MyIdentityDefender and the CyberDefender Identity Protection Plan, CyberDefender Ecommerce Platform (shopping cart) and License Management System or the Customer Relationship Management Platform and other future products. Full time focus on product management, market research, development timeline, revenue optimization and monetization of current and new products and processes.

Specific job duties

- Develop and manage MRD documents for all new CyberDefender products – including LMS and our Ecommerce platform
- Maintain and manage new versions of MRDs for all new product releases
- Manage product development Power Points for all new product initiatives (including private label opportunities)
- Ensure that all products are delivered on time and on budget
- Manage all department heads related to product development
- Work with CTO/VP of Technology to implement product changes or new products
- Conduct deep product research and market research studies for any new or current products/services. Provide detailed analysis to management.
- Negotiate with vendors for new product additions and new product initiatives (i.e. – adding Kaspersky AV to our suite or adding new data feeds to our Site Info page)
- Review performance data and make recommendations and compelling suggestions on how to increase revenue and profits
- Track performance of recommendations and optimization – show detailed reports to management team - weekly

2. Salary Compensation

(definition: revenue numbers below apply only to revenue which was achieved by the project implementation listed in this document or projects approved by management – and directly attributed by the work completed by Igor)

- One Hundred Forty Thousand Dollars ($140,000.00) per year, payable bi-monthly. (Review in 3 months)
- Milestone increases
  - If employee reaches $350K in revenue in any one month, salary will increase by $20K per year.

- If employee reaches $550K in revenue in any one month, salary will increase an additional $20K per year.

3. **Bonus Compensation**

(definition: revenue numbers below apply only to revenue which was achieved by the project implementation listed in this document or projects approved by management – and directly attributed by the work completed by Igor. Below numbers are based on gross revenue. Bonuses below are one time and if revenue impact continues for subsequent months – commission will only be paid for the 1st month of achievement of goals.

- 5% one time bonus of impacted revenue up to $50K in any given month
- 7% one time bonus if impacted revenue is between $50K-$100K in any given month
- 10% one time bonus if impacted revenue is over $100K+ in any given month.

For example: if CyberDefender gross revenue is $1M in the month of November 2008 and one or all of the projects either mentioned or not mentioned in item 20 of this contract generates $100K in additional gross monthly revenue or for a total of $1.1M (which is directly attributed to the changes and work product developed by Igor Barash) - then a one-time commission of $10K will be paid out (10% of $100K incremental increase = $10K.)

Ongoing monthly commissions

5% of profit of monthly revenue generated from the projects listed above. Profit will be calculated by taking the total directly attributable revenue minus direct marketing expenses and any 3rd party product expenses. Ongoing monthly commission and the bonus compensation for 1 time goal achievements – as mentioned above – will not be paid during the same month – but shall be paid in subsequent months.

Igor to provide a detailed report at the end of each month – which will list the following:

- Approved project description signed off by management
- Total directly attributed revenue for the month
- Total direct costs for the month
- % impact on previous months revenue

4. **Stock Options-** Executive shall have the right to participate in Company's stock option plan. All stock options referenced herein will vest monthly in equal monthly installments in an Incentive Stock Option Plan (ISOP) over a period of 4 years (48 months) from the Commencement Date or per terms and conditions of the final ISOP approved by the CyberDefender board of directors.

Option Schedule:

- 150,000 Shares at $1 per share

5. Vacation – Three (3) weeks of paid vacation per calendar year for the first year. Three (3) weeks of paid vacation after year one. Must get approval from management team before taking vacation.

6. Work Hours – Executive shall work full time at CyberDefender offices 5 days per week – from 9:00am to 5:00pm (Monday-Friday). or longer whenever necessary.

7. Benefits

- Auto Expense $400 per month
- Family Health and Dental
- Company Cell phone
- Company Laptop
- Home internet access – $35 per month
- Wireless Internet Access

ACKNOWLEDGED: Executive: ___ Company: ___